                                                                  Exhibit 10.31


                            DATED 12th November 1996




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                          SKANDA DEVELOPMENTS LIMITED
                        (In Administrative Receivership)                     (1)

                                      and

                           JDA INTERNATIONAL LIMITED                         (2)




                          SALE AND PURCHASE AGREEMENT

                    relating to Churchill Court Hortons Way
                                 Westerham Kent






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

                                    CONTENTS



Clause

1.      Definitions

2.      Interpretation

3.      Sale and purchase and price

4.      National conditions

5.      Deposit

6.      Date of completion

7.      Possession

8.      Matters affecting the Property

9.      Title

10.     Transfer

11.     Capacity of Vendor

12.     Local land charges and statutory notices

13.     Sub-sales

14.     Insurance

15.     Service charges

16.     Rent arrears

17.     Acknowledgement by Purchaser

18.     Management of the Property pending completion

19.     Maintenance contracts

20.     Bankruptcy or liquidation of the Purchaser

21.     Value Added Tax

22.     Non Merger

23.     Limitation of Vendor's Liability

24.     Vendor's Representative

25.     Entire agreement

Schedule I:             The Property and the Second Property

Schedule II:            Leases and Ancillary Leasehold Documents

Schedule III:           The form of transfer of the Property and the Second
                        Property

                        AGREEMENT FOR SALE AND PURCHASE

THIS AGREEMENT is made the 12th day of November 1996

BETWEEN:

(1)     SKANDA DEVELOPMENTS LIMITED of 43 South Street Reading RG1 4QU

        Tunbridge Wells Kent ("the Vendor") acting by JOHN NEIL HARRISON (sole administrative receiver) of Harrison Associates of 43 South Street Reading RG1 4QU ("the Receiver") and

(2) JDA INTERNATIONAL LIMITED (Registered Number 2426868) whose registered office is at 4-5 Churchill Court Hortons Way Westerham Kent TN16 1BT (the "Purchaser")

IT IS AGREED:

1.      Definitions

        In this Agreement the following words and expressions have the meanings set opposite them:

        "Property"              the property described in Part A of Schedule I;

        "the Leases"            the leases specified in Schedule II

        "Ancillary Leasehold
        Documents"              the documents (if any) specified in Schedule II
                                other than the Leases being ancillary to the Leases and any further documents ancillary to the Leases entered into after the date of this Agreement;

        "National Conditions"           the National Conditions of Sale

                                        (Twentieth Edition);

        "Purchaser's Solicitors"        Lovell White Durrant of 65 Holborn

                                        Viaduct London EC1A 2DY Ref: P1/ASL

        "Vendor's Solicitors"           Pitmans of 47 Castle Street Reading

                                        RG1 7SR Ref AD

        "VAT"                           value added tax and any other tax of
                                        a like nature

        "the Second Property"           the property described in Part B of
                                        Schedule I

2.      Interpretation

        In this Agreement unless there be something in the subject or context consistent therewith:

        (a) words importing the neuter gender only shall include the masculine or feminine gender (as the case may be) and words importing the masculine gender only shall include the feminine gender and vice versa;

        (b) words importing the singular number only shall include the plural number and vice versa and where two or more persons are included in the expression the "Purchaser" or the "Vendor" the agreements and covenants contained in this Agreement which are expressed to be made by either the Purchaser or the Vendor shall be deemed to be respectively made by such persons jointly and severally;

        (c) words importing persons shall include firms companies and corporations and vice versa;

        (d) the headings appearing in this Agreement are for ease of reference only and shall not affect the construction of this Agreement

3.      Sale and purchase and price

3.1 The Vendor agrees to sell and the Purchaser agrees to buy the Property and all the Vendor's title and interest in the Second Property at the price of One Million Two Hundred and Eighty Thousand Pounds (pound sterling 1,280,000)

3.2 the sale excludes all fixtures and fittings in the nature of tenant's and trade fixtures and fittings

4.      National conditions

        The National Conditions shall apply to and are deemed to be incorporated into this agreement in so far as they are applicable to a sale by private treaty and are not inconsistent with the terms of this agreement but subject to the following variations

4.1     National Conditions 2, 3, 5(3)(iii), 5 3(v), 5(5)(i), 7(1)(iii) and 15
        shall not apply

4.2 The expression "Designated bank" shall for the purposes of the construction of the said National Conditions herein mean a bank which is a member of CHAPS and Town Clearing Company Limited

4.3 The prescribed rate of interest shall be four per cent (4%) per annum above the Base Lending Rate of National Westminster Bank Plc for the time being in force

4.4 For the purposes of National Conditions 6, 7 and 8 completion shall unless due to any act or default of the Vendor be deemed to be postponed by reason of the Purchaser's delay until the next working day if the money due on completion is not paid over unconditionally to the Vendor's solicitors (or in the case of a telegraphic or other direct transfer in accordance with National Condition 5(3)(iv)) credited to the specified account and released unconditionally in either case by 1:00p.m. on any day and the money due on completion shall in that event be calculated as if completion took place on such next working day

4.5 The proviso to Condition 7(1) shall be deemed to be deleted and the words "in a case to which proviso (i) of Condition 7(1) applies" shall be deleted from Condition 6(1)

4.6 In National Condition 22 references to "16 working days" shall be replaced by references to "10 working days" wherever the same occur

5.      Deposit

        On or before the signing hereof a deposit of pound sterling 128,000 shall be paid to the Vendor's Solicitors and such deposit will be held by them as stakeholders

6.      Completion

6.1 The sale of the Property and the Second Property shall be completed at the offices of the Vendor's Solicitors or as they may reasonably direct
        on the    day of 1996

6.2 If the balance of the purchase money is paid by CHAPS or other direct transfer then the money remitted by that method shall be deemed to be received by the Vendor when the Vendor's Solicitors bank has received the money

7.      Possession

        The Property is sold subject to and with the benefit of the Leases and the Ancillary Leasehold Documents

8.      Matters affecting the Property

8.1 The Property is sold subject to and (as the case may be) with the benefit of the exceptions reservations covenants restrictions stipulations and other matters (except mortgages) contained or referred to in all registers of title relating to the Property kept at HM Land Registry as at the date when the Vendor's land or charge certificate was last compared with the Register or (if later) the date of the latest set of office copy entries and copy of the filed plan provided to the Purchaser

8.2 The Second Property is sold transferred subject to all exceptions reservations covenants restrictions stipulations and other matters affecting the same

9.      Title

9.1 Title to the First Property is registered at HM Land Registry with absolute title K684114 and the abstract shall consist of office copies of the entries on the register and of the filed plan

9.2 The title to the Second Property is comprised in a transfer dated 14 March 1990 made between CNC Properties Limited (1) Skanda Developments Limited (2)

9.3 The Purchaser or its Solicitor has been furnished with copies of the Leases and the Ancillary Leasehold Documents and the documents mentioned in clause 8 the Purchaser shall purchase with full knowledge of the terms and effect thereof and shall not raise any requisition or make any objection thereto or to any matters mentioned therein whether or not the Purchaser or any person acting on its behalf has inspected the same and shall accept the title so deduced but this shall not prevent the Purchaser raising requisitions arising from its pre-completion searches at HM Land Registry HM Land Charges Registry and the Companies Registry

10.     Transfer

        The form of transfer of the Property and of the Second Property shall be in the form as set out in Schedule III

11.     Capacity of Vendor

        The Vendor shall transfer the Property and the Second Property with no title covenants

12.     Local Land Charges and Statutory Notices

        The Property and the Second Property is sold subject to:

        (a) all matters registrable by any competent authority pursuant to statute

        (b)     all requirements of any competent authority

        (c) all matters disclosed or which should have been disclosed by searches or as the result of enquiries formal or informal and whether made in person by writing or orally by or for the Purchaser or which a prudent purchaser ought to make

        (d) all notices served by or on behalf of a reversioner a tenant or sub-tenant or the owner or occupier of any adjoining or neighbouring property

        (e)     In this clause:

                (i) "competent authority" means a local authority or other body exercising powers under statute or by Royal Charter

                (ii) "requirement" includes (whether or not subject to
                    confirmation) any notice order of proposal

13.     Sub-sales

        The Vendor shall not be under any liability to convey the Property and the Second Property (whether by way of sub-sale or pursuant to a direction by the Purchaser or in any other manner) to any person other than the Purchaser named herein nor by more than one assurance

14.     Insurance

14.1 The Vendor shall maintain its insurance of the Property until the date of actual completion

14.2 The Vendor shall cancel its policy of insurance on actual completion and pay to the Purchasers a proportion of the premiums paid in advance for the period from the date of actual completion to the day before the next renewal date calculated on a daily basis

14.3 The Purchaser shall forthwith pay to the tenants of the Property the said refunds paid by the Vendor to the Purchaser and the Purchaser hereby indemnifies the Vendor against any claims made by any of the tenants of the Property against the Vendor in respect of such refunds

14.4 The Vendor shall not be responsible to the Purchaser for any deficiency in the amount insured or the adequacy of the risks insured against and the Purchaser shall satisfy itself in this respect

15.     Service Charge

15.1 As soon as is practical following actual completion and in any event within 28 days thereof the Vendor shall prepare or procure that an account is prepared by its management agents showing the amount of all money received from or credited to tenants on account of service charges for the period from 1 January 1996 until the date of actual completion and also showing the amounts of payments made or to be made in respect of services or other matters provided for or incurred by or on behalf of the Vendor for the like period

15.2 The Purchaser shall be supplied with a copy of the account referred to in subclause 15.1 hereof and if such account shows that the receipts on account of service charge exceed payments made or to be made in respect thereof then the amount of such surplus shall be paid forthwith by the Vendor to the Purchaser and the Purchaser shall account to or credit the tenants in respect thereof and if such account shows that receipts on account of service charge are less than payments made or to be made by the Vendor in respect thereof the Purchaser shall pay the amount of such shortfall to the Vendor upon having recovered the same from the tenants but only once all service charges due to the Purchaser have been fully paid

15.3 At expiration of the service charge year current at the date of actual completion (hereinafter called "the Service Charge Year") the Purchaser or its managing agents shall prepare the relevant accounts pursuant to the Leases taking into the account the expenditure incurred by the Vendor during its ownership of the Property and expenditure subsequently incurred by or on behalf of the Purchaser during the Service Charge Year

15.4 The Vendor shall be supplied with a copy of the account referred to in sub-clause 15.3 hereof and if such account shall show that during the Service Charge Year:

15.4.1 the receipts on account of service charge exceed payments made or to be made in respect thereof then insofar as the Vendor has not been reimbursed for the expenditure it incurred prior to the date of actual completion the Purchaser shall forthwith pay to the Vendor such sum as is sufficient to discharge the amount due to the Vendor

15.4.2 the receipts on account of service charge are less than the payments made or to be made in respect thereof then the Purchaser shall use its best endeavours to recover any excess service charges from the tenants and forthwith upon receipt of the same shall to the extent that the Vendor has not been reimbursed for the expenditure it incurred prior to the date of actual completion pay to the Vendor such sums as are necessary to reimburse the Vendor fully in respect thereof provided all service charges due to the Purchaser during such service charge year have been fully settled and paid to it first


16.  Rent Apportionment

     Apportionment of the rent reserved under any of the Leases shall be made at the date of actual completion (such day of completion being apportioned to the Purchaser according to the number of days from actual completion to the date before the day upon which the next installment falls due relative to the number of days in the calendar year

17.  Acknowledgement by Purchaser

     The Purchaser acknowledges that this Agreement is not being entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Vendor save insofar as any such statement or representation is expressly set out in this Agreement or has been made in writing by the Vendor's Solicitors in reply to enquiries raised by the Purchaser's solicitors

18.  Management of the Property pending completion

18.1 Between the date hereof and the date of actual completion of the sale to the Purchaser the Vendor shall manage the Property and each and every part thereof in accordance with the terms of the Leases but with the consent in writing of the Purchaser such consent not to be unreasonably withheld or delayed

18.2 Any covenants for indemnity by the Purchaser in relation to the Leases shall be extended to include such further documents as may hereafter be entered into by the Vendor in accordance with the provisions of this Agreement

19.   Maintenance contracts

      The Vendor shall be entitled to terminate all existing contracts relating to maintenance and service works in respect of the Property or any part thereof with effect from the date of actual completion and the Purchaser shall make its own arrangements with regard to such matters following completion

20.   Bankruptcy or liquidation of the Purchaser

      If the Purchaser:

      (a) (being a company) enters into voluntary liquidation (other than for the purpose of reconstruction or amalgamation not involving a realisation of assets) or has a winding up order made against it by the court or has a receiver appointed over all or any part of its assets or an administration order is made pursuant to the Insolvency Act 1986; or

      (b) becomes insolvent or enters into any composition with its or his creditors or enters into a voluntary arrangement (within the meaning of ss.1 or 253 Insolvency Act 1986)

      then and in any such case the Vendor may rescind this Agreement by notice to the Purchaser

21.   Value Added Tax

21.1 All amounts expressed in this Agreement as being payable or allowable by either party are expressed exclusive of any VAT which shall be payable in addition thereto

21.2 The parties intend that Section 49 of VATA and Article 5 Special Provisions Order shall apply to the sale of that part of the Property not let to the Purchaser and the Vendor and the Purchaser shall each use all their reasonable endeavours to secure that pursuant to the provisions referred to above the sale of that part of the Property is treated as neither a supply of goods nor a supply of services for the purposes of VAT but as the transfer of a business as a going concern

21.3   The Purchaser represents, warrants and undertakes to the Vendor that:

21.3.1 it is the duly and properly registered for the purposes of VAT registration with number 515 2446 67 and

21.3.2 it will validly elect with effect from a date on or before the date of completion under paragraph 2 Schedule 10 VATA in respect of the Property and

21.3.3 it will duly notify HM Customs & Excise on or before the date of completion of such election

21.3.4 it will produce to the Vendor on or before the date of completion a copy of its notice to HM Customs & Excise of its election under paragraph 2 Schedule 10 in respect of the Property and written confirmation of the receipt of such election from HM Customs & Excise and

21.3.5 it will from the date of completion continue to use the Property for the purposes of letting

21.4   The Vendor represents warrants and undertakes to the Purchaser that

21.4.1 it is and will be at completion duly and properly registered for the purposes of VAT registration number 565 3933 16 and

21.4.2 it has validly elected under paragraph 2 Schedule 10 VATA in respect of the Property and will not revoke such election

21.4.3 it has duly notified HM Customs & Excise of such election in accordance with paragraph 3 Schedule 10 VATA

21.4.4 it will produce to the Purchaser on the execution of this Agreement a copy of its notice to HM Customs & Excise of its election under paragraph 2 Schedule 10 VATA in respect of the Property and written confirmation of the receipt of such election from HM Customs & Excise

21.4.5 The Property is not a capital item to which part XV of the Value Added Tax Regulations 1995 applies

21.5 The Vendor and the Purchaser shall give to HM Customs & Excise such notice of the sale and purchase of the Property pursuant to this Agreement as may be required by paragraphs 11 or 12 Schedule 1 VATA or by paragraph 6 Value Added Tax Regulations 1995 or as may otherwise be required by law

21.6 The Vendor shall prior to completion write in terms to be agreed by the Purchaser to HM Customs & Excise requesting a written ruling that pursuant to Article 5 Special Provisions Order the sale of that part of the Property not let to the Purchaser pursuant to this Agreement is neither a supply of goods nor a supply of services for the purposes of VAT. The Purchaser shall provide such assistance and information as the Vendor shall reasonably require to enable the Vendor to obtain such ruling

21.7 If HM Customs & Excise notify the Vendor that they do not agree that the sale of that part of the Property not let to the Purchaser pursuant to this Agreement falls within Section 49 VATA and Article 5 Special Provisions Order, the Vendor shall forthwith on receipt of such notification or on completion (whichever is the later) issue to the Purchaser a valid VAT invoice in respect of the sale of that part of the Property (or the relevant part of it) in addition to the Price

21.8 If the Vendor does not receive prior to completion a written ruling by HM Customs & Excise as to the correct VAT treatment of the sale of the Property pursuant to this Agreement the Purchaser shall on completion pay the sum of pounds sterling 132,451.20 into the Account

21.9 If notwithstanding the provisions of this Clause 21 HM Customs & Excise notify the Vendor that VAT is chargeable on the sale of the Property (or any part of it) pursuant to this Agreement

21.9.1 the Vendor shall forthwith on receipt of such notification issue to the Purchaser a valid VAT invoice in respect of the sale of the Property (or the relevant part of it)

21.9.2 an amount equal to the VAT which is determined by HM Customs & Excise to be charged on the sale of the Property (or the relevant part of it) shall forthwith be released from the Account to the Vendor and the balance (if any) of the monies held in the Account shall forthwith be released to the Purchaser (including any accrued interest)

21.9.3 if the amount of the VAT which is determined by HM Customs & Excise to be charged on the sale of the Property (or the relevant part of it) exceeds (for whatever reason) the amount held in the Account the Purchaser shall pay to the Vendor forthwith on receipt of a written demand form the Vendor an amount equal to the excess

21.10 If HM Customs & Excise notify the Vendor that VAT is not charged on the sale of the Property pursuant to this Agreement the monies held in the Account shall forthwith be released to the Purchaser (including any accrued interest)

21.11 For the purposes this clause 23 the following definitions shall have the following meanings

         "Special Provisions Order"  the Value Added Tax (Special Provisions)
                                     Order 1995

         "the Account"               a stakeholder account maintained by the
                                     Purchaser's Solicitors on behalf of the
                                     Vendor and Purchaser

         "VATA" the Value Added Tax Act 1994 and any other statutes concerned with VAT as amended from time to time and any act from time to time replacing re-enacting or consolidating the said Act or those statues and any regulations made under the said Act or those statute and any directions and regulations adopted by the Council of the European Communities which relate to VAT

22.  Non Merger

     For as long as any obligation under this Agreement remains to be performed then notwithstanding completion of the sale and purchase hereby agreed to be made this Agreement shall to such extent remain in full force and effect

23.  Rent Deposit

     On completion the Vendor will pay to the Purchaser all rent deposits held by it under the terms of the any leases or deeds supplemental thereto and will account to the Purchaser for all interest earned thereon

24.  Limitation of Vendor's liability

24.1 Notwithstanding any obligations on the part of the Vendor contained in this Agreement relating to the insurance and/or management of the Property pending completion the Vendor shall not be required to observe and perform such obligations to any greater extent than the Receiver is able to do so as agent of the Vendor or otherwise in pursuant of the power conferred upon him by virtue of his appointment

24.2 Notwithstanding any obligations on the part of the Vendor in this Agreement to account for or pay to the Purchaser on completion any apportionment of rent or service charge or insurance premiums or any other monies paid by any of the tenants under the Leases the Vendor shall not be required to account for or to pay such apportionment except to the extent that the Receiver shall either have received or be in possession of such sums relating to the period in respect of which the relevant apportionment is payable

25.  Vendor's Representative

     The Receiver shall incur no personal liability whatsoever under or by virtue of this Agreement (in his capacity as agent of the Vendor or otherwise) whether in contract or in tort and shall not be made a party to any assurance of the Property or the Second Property to the Purchaser and the assurance of the Property and the Second Property to the Purchaser shall incorporate a declaration of exclusion of liability on the part of the Receiver in the same terms as this clause

26.     Entire agreement

        Any additional conditions or variation of the conditions contained in this Agreement which are agreed in correspondence between the parties (or their solicitors with their authority) where the correspondence makes express reference to this Clause are deemed to be incorporated in this Agreement and it is hereby acknowledged that this Agreement (with the incorporation of any such additional conditions or variation) constitutes the entire contract between the parties

        AS WITNESS the hands of the parties hereto or their duly authorized agents the day and year first before written


                                   SCHEDULE I

                                     Part A

                                 (The Property)


ALL THAT freehold property known as Churchill Court Hortons Way Westerham Kent as the same is registered at H M Land Registry under title no. K684114


                                     Part B

                             (The Second Property)

All that freehold property as shown edged red in a transfer dated 14 March 1990 made between CNC Properties Limited (1) Skanda Developments Limited (2)


                                  SCHEDULE II


                The Leases and the Ancillary Leasehold Documents



Unit 1

Date                    Document                Parties
----                    --------                -------
29.08.1995              Letter                  Skanda Developments Limited (In
                                                Administrative Receivership) (1)
                                                BUPA Purchasing Limited (2)

28.09.1995              Lease                   Skanda Developments Limited (In
                                                Administrative Receivership) (1)
                                                BUPA Purchasing Limited (2)


Unit 2
07.06.1996              Lease                   Skanda Developments Limited (In
                                                Administrative Receivership) (1)
                                                Isovel International Limited (2)

[Undated                License for             Skanda Developments Limited
                        Alterations             (In Administrative
                                                Receivership) (1) Isovel
                                                International Limited (2)]


Unit 3
04.04.1995            Lease               Skanda Developments Limited (In
                                          Administrative Receivership) (1)
                                          Wesleyan Assurance Society (2)



Unit 4
25.06.1991            Lease              Skanda Developments Limited (1)
                                         JDA Software Services Limited (2)

25.06.1991            Agreement          Skanda Developments Limited (1)
                                         JDA Software Services Limited (2)



Unit 5
25.06.1991            Lease              Skanda Developments Limited (In
                                         Administrative Receivership) (1)
                                         JDA Software Services Limited (2)



Unit 6
06.03.1995           Lease               Skanda Developments Limited (In
                                         Administrative Receivership) (1)
                                         Reflex Information Management
                                         Limited (2)

                                    TRANSFER

                                HM LAND REGISTRY

                     LAND REGISTRATION ACTS 1925 TO 1986

   County & District:   Kent - Sevenoaks

   Title Number     :   K684114

   Property         :   Churchill Court Hortons Way Westerham and land adjoining

   Date             :                    1996


1. In consideration of One million two hundred and eighty thousand pounds (1,280,000 pound sterling) [(plus value added tax thereon of Ninety one thousand five hundred and forty eight pounds and eighty pence (91,548.80 pound sterling))] the receipt of which is hereby acknowledged SKANDA DEVELOPMENTS LIMITED (Registered Number 2280899) whose registered office is at 14-16 Mount Ephraim Road Tunbridge Wells Kent (the "Transferor") acting by John Neil Harrison (sole administrative receiver) of Harrison Associates of 43 South Street Reading RG1 4QU (the "Receiver") HEREBY TRANSFERS to JDA INTERNATIONAL LIMITED (Registered Number 2426868) whose registered office is at 4-5 Churchill Court Hortons Way Westerham Kent TN16 1BT (The "Transferee") first the land comprised in the above title and secondly ALL THAT right title and interest of the Vendor in the land transferred to the Vendor by a Transfer dated 14 March 1990 made between CNC London Properties Limited (1) the Vendor(2).

2. With the object of affording to the Transferor a full and sufficient indemnity but not further or otherwise the Transferee HEREBY COVENANTS with the Transferor that the Transferee and the persons deriving title under it will at all times hereafter observe and perform the covenants on the part of the Landlord contained in the Leases specified in the Schedule and will indemnify and keep indemnified the Transferor from and against all proceedings, costs, claims and expenses in respect of any future breach, non-observance or non-performance thereof.

3. The Receiver shall incur not personal liability whatsoever under or by virtue of this Transfer.

4. This document shall be treated as having been executed and delivered as a deed only upon being dated.


                                  THE SCHEDULE


UNIT NO.    DATE              PARTIES


1           28.09.1995        The Transferor (in Administrative Receivership)(1)
                              BUPA Purchasing Limited (2)

2           07.06.1996        The Transferor (in Administrative Receivership)(1)
                              Isovel International Limited (2)

3           04.04.1995        The Transferor (in Administrative Receivership)(1)
                              Wesleyan Assurance Society (2)

4           25.06.1991        The Transferor (1)
                              The Transferee (2)

5           25.06.1991        The Transferor (1)
                              The Transferee (2)

6           06.03.1995        The Transferor (in Administrative Receivership)(1)
                              Reflex Information Management Limited (2)



Executed as a deed by the affixing of the     )
Common Seal of Skanda Developments            )
Limited (in Administrative Receivership)      )
in the presence of:                           )



Administrative Receiver





Executed as a deed by the affixing of the      )
Common Seal of JDA International               )
Limited in the presence of:                    )




Director



Secretary

                                  SCHEDULE III

          The form of transfer of the Property and the Second Property











Signed by or on behalf of
the Vendor\Purchaser



/s/ J. N. Harrison
----------------------
    J. N. Harrison